Exhibit 99.3

     For more information contact:
Jerry Mueller, Senior Vice President (314) 512-7251

ENTERPRISE FINANCIAL REPORTS 2009 FOURTH QUARTER AND YEAR END RESULTS
  Continuing operations produced net income of $380,000 in the fourth quarter; a net loss of $0.02 per share after deducting preferred stock dividends
  Millennium Brokerage Group subsidiary sold and reported as discontinued operations
  Fourth quarter net loss including discontinued operations of $1.5 million , or $0.12 per share
  Driven primarily by the first quarter goodwill impairment charge of $45.4 million, full year net loss of $50.4 million, or $3.92 per share
  Nonperforming loans reduced 18% in the fourth quarter to 2.10% of loans
  $15 million in additional common equity raised in January 2010
  Enterprise Bank & Trust begins full service banking in Phoenix after acquiring Valley Capital Bank in December 2009

St. Louis, January 26, 2010. Enterprise Financial Services Corp (NASDAQ: EFSC) reported fourth quarter 2009 net income from continuing operations of $380,000 compared to a net loss from continuing operations of $3.4 million for the prior year period. After deducting dividends on preferred stock, the Company reported a net loss from continuing operations of $0.02 per diluted share for the fourth quarter of 2009 compared to net loss from continuing operations of $0.28 per diluted share for the fourth quarter of 2008.

The Company reported a net loss from discontinued operations of $1.2 million, or $0.10 per diluted share, in the fourth quarter. Discontinued operations represent the financial results for Millennium Brokerage Group (MBG), which was sold on January 20, 2010, resulting in a $1.6 million pre-tax loss on sale.

Including discontinued operations, the Company reported a net loss of $1.5 million, or $0.12 per diluted share, for the fourth quarter of 2009, compared to a net loss of $5.4 million, or $0.43 per share, for the fourth quarter of 2008.

During the fourth quarter, the Company announced its FDIC-assisted acquisition of Valley Capital Bank in Mesa, Arizona and commenced a private placement offering of $15 million in common equity.

Peter Benoist, President and CEO, remarked, “We accomplished a number of objectives in the fourth quarter as we position the Company for continued growth. The Arizona acquisition allows us to compete on a full service basis in the greater Phoenix market. This low cost, low risk acquisition positions us well in a market that we believe has long term growth potential for Enterprise. At the same time, the sale of Millennium Brokerage Group and the addition of $15 million in common equity enable us to focus on expanding market share for our core commercial banking and wealth management businesses.”

On a pre-tax, pre-provision basis, the Company’s operating income from continuing operations was $7.5 million in the fourth quarter of 2009, compared to $8.6 million in the prior quarter and $10.9 million in the fourth quarter of 2008. The reduction in fourth quarter operating income compared to the third quarter of 2009 and fourth quarter of 2008 is largely attributable to the fair value adjustments on state tax credits held for sale and the related interest rate caps used to hedge market risk.

Pre-tax, pre-provision income from continuing operations, which is a non-GAAP (Generally Accepted Accounting Principles) financial measure, is presented because the Company believes adjusting its results to exclude discontinued operations, loan loss provision expense, impairment charges, special FDIC assessments and unusual gains or losses provides shareholders with a more comparable basis for evaluating period-to-period operating results. A schedule reconciling GAAP pre-tax income (loss) to pre-tax, pre-provision income from continuing operations is provided in the attached tables.

For the year 2009, Enterprise reported a net loss from continuing operations of $46.7 million, or $3.82 per diluted share, compared to net income of $8.1 million, or $0.63 per share, for 2008. Including discontinued operations, the Company reported a net loss of $50.4 million, or $3.92 per diluted share, for 2009. The net loss for 2009 was primarily attributable to a $45.4 million non-cash accounting charge in the first quarter of 2009 to eliminate goodwill related to the Company’s banking segment.

Commenting further, Benoist said, “In addition to bolstering reserves, we’ve taken significant steps to fortify our balance sheet and position the Company for the economic recovery. We added $75 million in new capital over the past fourteen months, strengthened liquidity by growing core deposits more than 23% last year and tightly controlled our operating expenses. We sold a non-strategic subsidiary and completed a highly strategic acquisition in Phoenix. These actions will serve us well in regaining earnings momentum when our markets begin to rebound.”

Accounting Adjustments for Loan Participations

Prior period financial results include loan participations sold as Company assets and the related amounts received from participating banks as liabilities. In the fourth quarter of 2009, the Company modified its loan participation agreements to qualify these loan participations for sale accounting treatment. As a result, in the fourth quarter the Company eliminated the participated loans and the related liability from its balance sheet, recognizing a $2.1 million gain from the extinguishment of debt. These accounting adjustments also had the effect of increasing net interest rate margin and certain capital ratios compared to prior periods.

Capital Management

In January, 2010, the Company added $15 million in common equity in a private placement offering. On a pro-forma basis, the additional equity increased the Company’s tangible common equity ratio to 6.08% from 5.48% at year end 2009 and its total risk-based regulatory capital ratio to 13.92% from 13.20%, enhancing its already well-capitalized position. A reconciliation of shareholders’ equity to tangible common equity and total assets to tangible assets is provided in the attached tables. The Company believes the tangible common equity ratio is an important financial measure of capital strength even though it is considered to be a non-GAAP measure.

Millennium Brokerage Group

On January 20, 2010, the Company sold MBG to an MBG management-led investor group for $4 million in cash, resulting in a $1.6 million pre-tax loss on sale. MBG financial results have been removed from the Wealth Management line of business segment reporting and are reported as discontinued operations for the fourth quarter and all prior periods. The Company continues to maintain a working relationship with the principals of MBG’s newly formed entity in fulfilling the estate planning needs of certain wealth management clients.

Banking Line of Business

Arizona Operations
On December 11, 2009, Enterprise Bank & Trust acquired the deposits and certain assets of Valley Capital Bank in Mesa, Arizona from the FDIC. At December 31, 2009, Valley Capital had approximately $37 million in deposits and $18 million in loans and foreclosed real estate. As part of the transaction, Enterprise and the FDIC entered into a loss sharing arrangement on the assets acquired.

In connection with this transaction, the Company recorded $953,000 of goodwill based on the fair value of the assets purchased and liabilities assumed. The Company estimates it will accrete into income approximately $3.5 million of the discount on assets over their expected life. The Company expects the transaction to be accretive to earnings in 2010. The Company did not record a core deposit intangible as most of acquired deposits were high-rate internet CDs that are being re-priced and are expected to run off.

This acquisition represents the expansion of the Company’s Arizona growth strategy, which began with the establishment of a loan production office in Phoenix in late 2007. It allows Enterprise to operate as a full-service bank in Arizona and enables it to open additional locations in the greater Phoenix area, subject to the normal regulatory approvals. The Bank has applied for a new branch location in the western suburbs of Phoenix, which is expected to open in the first quarter of 2010.

Deposits and Liquidity
The Company continued to strengthen its liquidity position in the fourth quarter. Core deposits increased $139 million, or 9%, in the quarter and $328 million, or 23%, for the year. Core deposits include certificates of deposit sold to Bank clients through the CDARS program which totaled $135 million, or 8% of total core deposits, at year end. Brokered CDs represented only 8% of total deposits at December 31, 2009, less than half the 19% brokered CD proportion of deposits at December 31, 2008.

Total deposits increased $87.8 million, or 5%, in the fourth quarter. Noninterest-bearing demand deposit growth was particularly strong with an increase of $31.8 million, or 12%, in the fourth quarter.

For the year, total deposits rose $148.6 million, or 8%, to $1.9 billion.

Loans
Portfolio loans decreased $280 million in the fourth quarter, primarily due to the change in loan participation accounting which removed approximately $229 million in loan participations from the balance sheet. Excluding the participated loans, portfolio loans declined $51 million, or 3%, in the quarter. Loan demand continues to be soft as business clients postpone expansion efforts and pare back debt. The Company anticipates modest loan growth in 2010 as business activity should improve slightly and additional call capacity from new hires and focused sales teams take effect.

For the full year, portfolio loans decreased $368 million. Net of the loan participations, loans outstanding declined $139 million, or 7%.

Loans collateralized by commercial real estate totaled $747 million at year end 2009. Approximately $309 million, or 41% of that total, represented real estate that was “owner-occupied” by commercial and industrial businesses.

Based on Call report codes, the Company’s exposure to land acquisition, development and construction lending was 17% of total loans at year end 2008 and 2009, excluding loan participations. Total construction loans declined from 14% of total loans at year end 2008 to less than 9% by year end 2009.

Asset quality
Nonperforming loans declined $8.4 million, or 18%, on a linked quarter basis. Total nonperforming loans of $38.5 million represented 2.10% of total loans at December 31, 2009 compared to 2.22% at September 30, 2009 and 1.61% at December 31, 2008. The nonperforming loans represent 39 relationships. The largest of these is a $4 million commercial real estate loan. Five relationships comprise 41% of the nonperforming loans. Approximately 52% of nonperforming loans were in the Kansas City market, 47% were in the St. Louis market and less than 1% were in the Phoenix market. Loans 30-89 days past due, excluding nonperforming loans, declined significantly from the prior quarter, representing 0.22% of loans at year end 2009 compared to 0.74% at the end of the third quarter and 0.62% of loans at December 31, 2008.

Nonperforming loans based on Call report codes (in millions) at December 31, 2009 were as follows:

Construction Real Estate/Land
Acquisition & Development	$21.7
Commercial Real Estate	9.4
Residential Real Estate	4.1
Commercial & Industrial	3.2
Consumer & Other	0.1
Total	$38.5

For purposes of the above statistics, nonperforming loans exclude credit-impaired loans that were acquired in the recent FDIC assisted transaction in Arizona. These purchased credit-impaired loans are accounted for on a pool basis, and the pools are considered to be performing.

Other real estate at December 31, 2009 was $26.4 million, up $7.1 million, or 37%, from September 30, 2009. The increase includes $3.5 million of other real estate acquired through the Arizona transaction, which was recorded at estimated fair value. During the fourth quarter, the Company sold $7.1 million in other real estate for a net loss of $579,000. At December 31, 2009, other real estate was comprised of 22% completed homes, 30% residential lots and 48% commercial real estate. The largest single component of Other real estate is a medical office building with a book value of $5 million. Other real estate at December 31, 2008 was $19.3 million.

Total nonperforming assets were $64.9 million, or 2.74% of total assets, at December 31, 2009 compared to $66.3 million, or 2.63%, at September 30, 2009, as the decline in nonperforming loans was largely offset by the increase in other real estate. Total nonperforming assets at December 31, 2008 were $49.4 million, or 1.98% of assets.

Net chargeoffs in the fourth quarter were $9.0 million, an annualized rate of 1.90% of average loans, with the losses concentrated in the residential and commercial real estate sectors. The Company’s commercial and industrial loan portfolio continues to perform well. In the prior quarter, net chargeoffs were $6.2 million, or 1.16% annualized.

For the year, net chargeoffs were $29.8 million, representing 1.42% of average loans. By comparison, net chargeoffs were $15.2 million for the year 2008, or 0.76% of average loans.

Provision for loan losses was $8.4 million in the fourth quarter, up from $6.5 million in the prior quarter. Provision expense covered 93% of net chargeoffs in the fourth quarter. For the year, provision expense was $40.4 million, compared to $26.5 million for the year 2008.

The Company increased its allowance for loan losses to 2.35% of portfolio loans at December 31, 2009 from 2.13% at September 30, 2009 and increased its reserve coverage to 112% of nonperforming loans at year end from 96% at September 30, 2009. The allowance for loan losses was 1.54% at year-end 2008.

Management expects 2010 nonperforming assets and chargeoff levels to remain elevated.

Net Interest Income
Net interest income in the banking segment increased $427,000, or 2%, over the linked quarter and 4% over the prior year fourth quarter. Net interest income rose $3.9 million, or 5%, for the year. Net interest income totaled $75.5 million for the full year 2009.

Including the effect of holding company debt, net interest rate margin was 3.15% in the fourth quarter compared to 2.97% in the third quarter of 2009 and 3.09% in the fourth quarter of 2008. Net interest rate margin comparisons to prior periods are affected by the change in loan participation accounting, which had the effect of reducing prior period net interest rate margin. Excluding the effects of loan participations, third quarter 2009 net interest rate margin was 3.26% and the fourth quarter 2008 margin was 3.37%. During the fourth quarter, lower costs on CD renewals and money market account balances and an improved deposit mix lowered deposit costs 19 basis points. The Company expects wider margins in 2010 based on better earning asset mix, risk based pricing, and continued discipline on funding costs.

Wealth Management Line of Business

MBG financial results have been removed from the Wealth Management line of business segment reporting and are reported as discontinued operations for the fourth quarter and all prior periods. Fee income from the Wealth Management line of business, including trust revenues and income from state tax credit brokerage activities, totaled $1.1 million for the fourth quarter of 2009 compared to $4.0 million in the same period in 2008. For the year, Wealth Management fee income was $5.6 million, compared to $10.1 million in 2008. Lower revenues in the fourth quarter and full year 2009 versus comparable periods in 2008 were largely attributable to the fair value adjustments on tax credit assets and related interest rate hedges.

Trust
Trust revenues were down $133,000, or 12%, in the fourth quarter compared to the prior quarter and down $1.4 million, or 24%, for the year 2009 versus 2008. The primary drivers of the decline were reduced sales and client attrition related to reorganization and staff changes at Enterprise Trust Total assets under administration or management were $1.280 billion at year end 2009, up almost 5% from year end 2008.

State Tax Credit Brokerage
For the fourth quarter of 2009, state tax credit brokerage activities generated $62,000 in gains versus $2.6 million in the fourth quarter of 2008. Sales activity remained strong, as the Company generated $975,000 in gains from the sale of state tax credits to clients and other high net worth individuals in the fourth quarter compared to $708,000 in the prior year period. However, recording the tax credit assets and related interest rate hedges to fair value offset $913,000 of the sales gains in the fourth quarter.

For the year 2009, gains from state tax credit brokerage activities were $1.0 million compared to $4.2 million in 2008. Fair value adjustments accounted for $3.8 million of the variance.

Other Business Results

For the fourth quarter, noninterest expenses from continuing operations increased $460,000, or 3%, from the prior year period. The increase in noninterest expenses was due to additional write-downs and expenses on other real estate, higher FDIC insurance expenses and higher collection expenses associated with nonperforming loans.

For the year 2009, noninterest expenses from continuing operations, excluding the $45.4 million first quarter goodwill impairment charge and the special FDIC assessment, increased $3.4 million, or 7%, over 2008. Most of the increase in expenses was attributable to higher legal and administrative expenses related to nonperforming loans and foreclosed real estate. Modest increases in expenses are projected in 2010 primarily due to the Company’s Arizona expansion and increased marketing to support awareness and growth initiatives in both lines of business.

Total salary, benefit and incentive compensation expenses from continuing operations in 2009 were 6% lower than in 2008 primarily as a result of stringent controls on staffing and compensation levels.

The Company’s efficiency ratio from continuing operations in the fourth quarter of 2009 was 62.0% versus 57.0% in the same quarter of 2008. Excluding the impairment charge in the first quarter, the Company’s efficiency ratio from continuing operations for the full year 2009 was 59.3%, compared to 56.1% in 2008.

Enterprise Financial operates commercial banking and wealth management businesses in metropolitan St. Louis, Kansas City and Phoenix. Enterprise is primarily focused on serving the needs of privately held businesses and their owner families, executives and professionals.

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Readers should note that in addition to the historical information contained herein, this press release contains forward-looking statements, which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements. We use the words “expect” and “intend” and variations of such words and similar expressions in this communication to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, burdens imposed by federal and state regulations of banks, credit risk, exposure to local and national economic conditions, risks associated with rapid increase or decrease in prevailing interest rates, effects of mergers and acquisitions, effects of critical accounting policies and judgments, legal and regulatory developments and competition from banks and other financial institutions, as well as other risk factors described in Enterprise Financial’s 2008 Annual Report on Form 10-K. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY
(unaudited)

(In thousands, except per share data)	For the Quarter Ended		For the Twelve Months Ended
	Dec 31,	Dec 31,	Dec 31,	Dec 31,
INCOME STATEMENTS	2009	2008	2009	2008
NET INTEREST INCOME
Total interest income	$28,012	$31,486	$118,486	$127,021
Total interest expense	10,098	14,294	48,845	60,338
Net interest income	17,914	17,192	69,641	66,683
Provision for loan losses	8,400	16,296	40,412	26,510
Net interest income after provision for loan losses	9,514	896	29,229	40,173

NONINTEREST INCOME
Wealth Management revenue	1,002	1,372	4,524	$5,916
Deposit service charges	1,221	1,135	5,012	4,376
Sale of other real estate	(579)	(31)	(436)	552
State tax credit activity, net	62	2,624	1,035	4,201
Sale of securities	3	88	955	161
Sales of branch/charter	-	(0)	-	3,400
Gain on extinguishment of debt	2,062	-	7,388	-
Other income	454	896	1,399	1,735
Total noninterest income	4,225	6,084	19,877	20,341

NONINTEREST EXPENSE
Salaries and benefits	6,617	6,574	25,969	27,656
Occupancy	1,189	1,045	4,709	3,985
Furniture and equipment	360	383	1,425	1,390
Goodwill impairment charge	-	-	45,377	-
Other	5,565	5,269	20,947	15,745
Total noninterest expense	13,731	13,271	98,427	48,776

Income (loss) from continuing operations before income tax	8	(6,291)	(49,321)	11,738
Income tax (benefit) expense	(372)	(2,853)	(2,650)	3,672
Income (loss) from continuing operations	380	(3,438)	(46,670)	8,066

Loss from discontinued operations before income tax	(315)	(2,972)	(408)	(9,757)
Loss on disposal before income tax	(1,587)	-	(1,587)	-
Income tax (benefit) expense	(668)	(1,069)	(711)	(3,539)
Loss from discontinued operations	(1,234)	(1,903)	(1,284)	(6,218)

Net (loss) income	(855)	(5,341)	(47,954)	1,848
Dividends on preferred stock	(608)	(80)	(2,414)	(80)
Net (loss) income available to common shareholders	$(1,462)	$(5,422)	$(50,369)	$1,769

Basic earnings (loss) per share from continuing operations	$(0.02)	$(0.28)	$(3.82)	$0.63
Diluted earnings (loss) per share from continuing operations	(0.02)	(0.28)	(3.82)	0.63
Basic loss per share from discontinued operations	(0.10)	(0.15)	(0.10)	(0.49)
Diluted loss per share from discontinued operations	(0.10)	(0.15)	(0.10)	(0.49)
Basic (loss) earnings per share	(0.12)	(0.43)	(3.92)	0.14
Diluted (loss) earnings per share	(0.12)	(0.43)	(3.92)	0.14

Return on average assets	(0.24% )	(0.88% )	(2.05% )	0.08%
Return on average common equity	(4.25% )	(11.71% )	(34.51% )	0.98%
Efficiency ratio from continuing operations	62.02%	57.01%	109.95%	56.05%
Noninterest expense from continuing operations to average assets	2.26%	2.16%	4.00%	2.12%

YIELDS (fully tax equivalent)
Loans	5.54%	5.66%	5.45%	6.14%
Securities	2.78%	4.70%	3.35%	4.72%
Federal funds sold	0.21%	1.59%	0.23%	2.50%
Yield on earning assets	4.89%	5.60%	5.15%	6.04%
Interest-bearing deposits	1.72%	2.47%	1.94%	2.84%
Subordinated debt	5.80%	6.04%	6.08%	6.01%
Borrowed funds	3.19%	3.54%	3.49%	4.04%
Cost of paying liabilities	2.06%	2.82%	2.41%	3.20%
Net interest spread	2.83%	2.78%	2.74%	2.84%
Net interest rate margin	3.15%	3.09%	3.06%	3.21%

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (cont.)
(unaudited)

(In thousands)		At the Quarter Ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
BALANCE SHEETS	2009	2009	2009	2009	2008
ASSETS
Cash and due from banks	$16,064	$12,519	$41,490	$41,875	$25,626
Federal funds sold	7,472	1,771	4,252	3,310	2,637
Interest-bearing deposits	83,430	82,651	2,893	5,852	14,384
Debt and equity investments	295,650	211,069	169,309	123,773	108,315
Loans held for sale	4,243	2,130	2,004	2,659	2,632

Portfolio loans	1,833,260	2,113,365	2,136,125	2,191,291	2,201,457
Less allowance for loan losses	42,995	45,019	44,768	42,286	33,808
Net loans	1,790,265	2,068,346	2,091,357	2,149,005	2,167,649

Other real estate	26,372	19,273	16,053	13,251	13,868
Premises and equipment, net	22,301	23,042	23,872	24,608	25,158
State tax credits, held for sale	51,258	47,950	42,609	43,474	39,142
Goodwill	953	3,134	3,134	3,134	48,512
Core deposit intangible	1,643	1,759	1,874	1,997	2,126
Other amortizing intangibles	-	932	1,081	1,230	1,378
Assets held for sale	4,000	-	-	-	-
Other assets	62,004	44,049	46,337	43,476	42,340
Total assets	$2,365,655	$2,518,625	$2,446,265	$2,457,644	$2,493,767

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest-bearing deposits	289,658	257,901	238,139	238,449	247,361
Interest-bearing deposits	1,651,759	1,595,730	1,521,125	1,507,110	1,545,423
Total deposits	1,941,417	1,853,631	1,759,264	1,745,559	1,792,784
Subordinated debentures	85,081	85,081	85,081	85,081	85,081
FHLB advances	128,100	139,001	139,520	119,939	119,957
Federal funds purchased	-	-	21,650	74,400	19,400
Loan participations sold	-	229,012	236,110	231,027	226,809
Other borrowings	39,338	36,097	33,824	31,767	26,760
Other liabilities	7,807	9,132	9,366	7,073	8,404
Total liabilities	2,201,743	2,351,954	2,284,815	2,294,846	2,279,195
Shareholders' equity	163,912	166,671	161,450	162,798	214,572
Total liabilities and shareholders' equity	$2,365,655	$2,518,625	$2,446,265	$2,457,644	$2,493,767

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (cont.)
(unaudited)

(In thousands, except per share data)	For the Quarter Ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
	2009	2009	2009	2009	2008
EARNINGS SUMMARY
Net income (loss) from continuing operations
Net interest income	$17,914	17,383	$17,495	$16,848	$17,191
Provision for loan losses	8,400	6,480	9,073	16,459	16,296
Wealth Management revenue	1,002	1,135	1,180	1,207	1,372
Noninterest income	3,223	7,938	2,568	1,624	4,711
Noninterest expense	13,731	12,973	13,804	57,917	13,270
Income (loss) before income tax	8	7,003	(1,635)	(54,697)	(6,292)
Net income (loss) from continuing operations	380	4,757	39	(51,847)	(3,439)

Net (loss) income from discontinued operations	(1,234)	(70)	(340)	360	(1,903)
Net (loss) income available to common shareholders	(1,462)	4,082	(903)	(52,086)	(5,421)
Diluted (loss) earnings per common share	$(0.12)	$0.31	$(0.07)	$(4.06)	$(0.43)
Return on average common equity	(4.25% )	12.03%	(2.78% )	(115.30% )	(11.71% )
Net interest rate margin (fully tax equivalent)	3.15%	2.97%	3.10%	3.02%	3.09%
Efficiency ratio from continuing operations	62.00%	49.04%	64.98%	294.30%	57.01%

MARKET DATA
Book value per common share	$10.25	$10.52	$10.13	$10.25	$14.33
Tangible book value per common share	$10.05	$10.07	$9.65	$9.76	$10.27
Market value per share	$7.71	$9.25	$9.09	$9.76	$15.24
Period end common shares outstanding	12,883	12,834	12,834	12,833	12,801
Average basic common shares	12,835	12,834	12,833	12,828	12,702
Average diluted common shares	12,835	14,277	12,833	12,828	12,768

ASSET QUALITY
Net charge-offs	9,041	$6,229	$6,592	$7,981	$11,005
Nonperforming loans	$38,540	$46,982	$54,699	$54,421	$35,487
Nonperforming loans to total loans	2.10%	2.22%	2.56%	2.48%	1.61%
Nonperforming assets to total assets	2.74%	2.63%	2.89%	2.75%	1.98%
Allowance for loan losses to total loans	2.35%	2.13%	2.10%	1.93%	1.54%
Net charge-offs to average loans (annualized)	1.90%	1.16%	1.22%	1.47%	2.04%

CAPITAL
Average common equity to average assets	5.67%	5.40%	5.31%	7.32%	7.53%
Tier 1 capital to risk-weighted assets	10.57%	9.49%	8.47%	8.21%	8.89%
Total capital to risk-weighted assets	13.20%	11.94%	13.13%	12.75%	12.81%
Tangible common equity to tangible assets	5.48%	5.14%	5.08%	5.11%	5.38%

AVERAGE BALANCES
Portfolio loans	$1,887,623	$2,121,518	$2,168,417	$2,208,519	$2,147,731
Earning assets	2,295,487	2,386,575	2,323,334	2,333,247	2,271,600
Total assets	2,406,403	2,493,163	2,447,974	2,502,119	2,445,359
Deposits	1,926,800	1,826,229	1,748,636	1,716,291	1,739,525
Shareholders' equity	168,143	166,174	161,426	214,383	188,560

LOAN PORTFOLIO
Commercial and industrial	$557,618	$703,662	$673,154	$660,651	$672,720
Commercial real estate	747,466	793,569	846,079	878,543	879,963
Construction real estate	303,903	376,882	348,598	366,908	381,897
Residential real estate	207,733	220,215	245,296	256,946	241,710
Consumer and other	16,540	19,037	22,998	28,243	25,167
Total loan portfolio	$1,833,260	$2,113,365	$2,136,125	$2,191,291	$2,201,457

DEPOSIT PORTFOLIO
Noninterest-bearing accounts	$289,658	$257,901	$238,139	$238,449	$247,361
Interest-bearing transaction accounts	142,061	121,935	129,680	129,389	126,644
Money market and savings accounts	699,374	635,607	619,686	630,744	710,712
Certificates of deposit	810,323	838,188	771,759	746,977	708,067
Total deposit portfolio	$1,941,417	$1,853,631	$1,759,264	$1,745,559	$1,792,784

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (cont.)
(unaudited)

(In thousands, except per share data)	For the Quarter Ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
	2009	2009	2009	2009	2008
YIELDS (fully tax equivalent)
Loans	5.54%	5.47%	5.45%	5.34%	5.66%
Securities	2.78%	3.33%	3.63%	4.44%	4.70%
Federal funds sold	0.21%	0.17%	0.61%	0.64%	1.59%
Yield on earning assets	4.89%	5.12%	5.32%	5.28%	5.60%
Interest-bearing deposits	1.72%	1.91%	2.03%	2.13%	2.47%
Subordinated debt	5.80%	5.91%	6.19%	6.43%	6.04%
Borrowed funds	3.19%	3.96%	3.51%	3.21%	3.54%
Cost of paying liabilities	2.06%	2.48%	2.53%	2.56%	2.82%
Net interest spread	2.83%	2.64%	2.79%	2.72%	2.78%
Net interest rate margin	3.15%	2.97%	3.10%	3.02%	3.09%

WEALTH MANAGEMENT
Trust Assets under management	$750,755	$710,224	$691,927	$681,839	$790,646
Trust Assets under administration	1,279,971	1,190,130	1,113,466	1,084,830	1,220,733

RECONCILIATION OF U.S. GAAP FINANCIAL MEASURES

     PRE-TAX INCOME (LOSS) FROM CONTINUING OPERATIONS TO PRE-TAX, PRE-PROVISION INCOME FROM CONTINUING OPERATIONS

	For the Quarter Ended
	Dec 31,	Sep 30,	Jun 30,	Mar 30,	Dec 31,
(In thousands)	2009	2009	2009	2009	2008
Pre-tax income (loss) from continuing operations	$8	$7,003	$(1,634)	$(54,698)	$(6,291)
Goodwill impairment charge	-	-	-	45,377	-
Sales and fair value writedowns of other real estate	1,166	602	508	549	91
Sale of securities	(3)	-	(636)	(316)	(88)
Retention payment	-	-	-	-	875
Gain on extinguishment of debt	(2,062)	(5,326)	-	-	-
FDIC special assessment (included in Other noninterest expense)	-	(202)	1,100	-	-
(Loss) income before income tax	(891)	2,077	(662)	(9,088)	(5,413)
Provision for loan losses	8,400	6,480	9,073	16,459	16,296
Pre-tax, pre-provision income from continuing operations	$7,509	$8,557	$8,411	$7,371	$10,883

     SHAREHOLDERS' EQUITY TO TANGIBLE COMMON EQUITY AND TOTAL ASSETS TO TANGIBLE ASSETS

	For the Quarter Ended
	Dec 31,	Sep 30,	Jun 30,	Mar 30,	Dec 31,
(In thousands)	2009	2009	2009	2009	2008
Shareholders' equity	$163,912	$166,671	$161,450	$162,798	$214,572
Less: Preferred stock	(31,802)	(31,631)	(31,463)	(31,216)	(31,116)
Less: Goodwill	(953)	(3,134)	(3,134)	(3,134)	(48,512)
Less: Intangible assets	(1,643)	(2,691)	(2,955)	(3,227)	(3,504)
Tangible common equity	$129,515	$129,215	$123,898	$125,221	$131,440

Total assets	$2,365,655	$2,518,625	$2,446,265	$2,457,644	$2,493,767
Less: Goodwill	(953)	(3,134)	(3,134)	(3,134)	(48,512)
Less: Intangible assets	(1,643)	(2,691)	(2,955)	(3,227)	(3,504)
Tangible assets	$2,363,059	$2,512,800	$2,440,176	$2,451,283	$2,441,751

Tangible common equity to tangible assets	5.48%	5.14%	5.08%	5.11%	5.38%